KIRKLAND’S INC. FOURTH QUARTER 2012 CONFERENCE CALL

Moderator: Robert Alderson, CEO
March 4, 2013
12:00 pm CT

Operator:
Ladies and gentlemen, thank you for standing by. Welcome to Kirkland’s, Inc. Fourth Quarter 2012 conference call. During the presentation all participants will be in a listen only mode. Afterwards, we will conduct a question and answer session.

At that time if you have a question please press 1 followed by the 4 on your telephone. If at any time during the conference you need to reach an operator you may press star 0. As a reminder, this conference is being recorded Thursday, March 14, 2013.

I would now like to turn the conference over to Tripp Sullivan of Corporate Communications. Please go ahead, sir.
Tripp Sullivan:
Good morning and welcome to this Kirkland’s, Inc. conference call to review the company’s results for the fourth quarter of fiscal 2012. On the call this morning are Robert Alderson, President and Chief
Executive Officer and Mike Madden, Senior Vice President and Chief Financial Officer.

The results, as well as notice of the accessibility of this conference call on a listen only basis over the internet, were released earlier this morning in a press release that has been covered by the financial media.

Except for historical information discussed during this conference call, the statements made by company management are forward looking and made pursuant to the Safe Harbor provisions of the Private
Securities Litigation Reform Act of 1995.

Forward looking statements involve known and unknown risk and uncertainties, which may cause Kirkland’s actual results to differ in future periods materially from forecasted results.

Those risks and uncertainties are more fully described in Kirkland’s filings with the Securities and
Exchange Commission, including the company’s annual report on Form 10K filed on April 12, 2012. With that said, I’ll turn the call over to Mike for a review of the financial statements. Mike?

Michael Madden:
Thanks, Tripp and good morning, everybody. Before going through the financials, I’m sure you may have heard this already during the earnings season with other retailers, but I want to call attention to some quirks in the retail calendar, which do impact our reported numbers.

The fourth quarter of fiscal 2012 contained 14 weeks compared with the typical 13 weeks in fiscal 2011.
As such, comparisons of total sales for the fourth quarter, as well as for the full fiscal year with the same periods in fiscal 2011, are affected by an extra week of sales.

For comparable store sales, we have reported results for the 13 weeks ended January 26, 2013, compared with the 13 weeks ended January 28, 2012.
And likewise, for the full fiscal year, we have reported comparable store sales based on the 52 weeks ended January 26, 2013, compared with the 52 weeks ended January 28, 2012.
This calendar shift will also impact the reporting of sales during the upcoming fiscal year, and I’ll cover those details when we get to our outlook.

But starting with the income statement, total sales for the 14 week quarter ended February 2, 2013, increased 9.2% to $162.9 million compared with $149.1 million for the 13 week quarter ended January 28,
2012.

The extra week contributed an additional $7-1/2 million of sales to the fourth quarter and to the full year. Using the 13 week comparison, comparable store sales, including e-commerce, decreased 2.6%.

Comparable brick and mortar sales were down 4.1%, with average sales for brick and mortar store down
2.1%. The brick and mortar comparable store sales decrease was driven by a 5% decline in transactions, partially offset by a 1% increase in the average ticket.

Average daily traffic count decreased 4%, driving the majority of the transaction decline, combined with a small decrease in the conversion rate. An increase in the number of items per transaction, partly offset by a decline in the average retail selling price, led to the 1% gain in the average ticket.

E-commerce sales were $5.3 million, a 76% increase over the fourth quarter of 2011, reflecting increases in site traffic and conversion rates. On a 13 week basis, e-commerce sales increased 67%.
From a geographic standpoint, sales trends were generally down across the country.

But notably, comp sales results were positive in Florida and Louisiana for the quarter. These positives were offset by below company average performance in other areas of the Southeast and the Far West.
Merchandise categories showing comp increases were mirrors, fragrance and seasonal.

These increases were offset primarily by declines in decorative accessories, art, furniture, frames and impulse. In real estate, we opened 1seven stores and closed two stores during the quarter, bringing us to 323 stores at the end of the fiscal year.

Eighty-seven percent of these stores were in off mall venues, and 13% were located in enclosed malls.
At the end of the year, we had 2.35 million square feet under lease. That’s a 10% — 10.6% increase over the prior year, and average store size is up 5.8% at 7,263 square feet.

Gross profit margin for the fourth quarter decreased approximately 240 basis points to 40.6% of sales from 43% in the prior year. A portion of the gross profit margin declined related to an adjustment made in the prior year.

During the fourth quarter of fiscal 2011, we recorded a gain of approximately $1.2 million related to a change in the estimate of our loyalty program accrual due to the termination of the agreement with our prior private label credit card service provider.

This prior year adjustment accounted for 80 basis points of the year over year decline in gross profit margin. Excluding the impact of this adjustment, merchandise margin decreased approximately 50 basis points as a percentage of sales.

As expected, higher inbound freight cost negatively impacted the merchandise margin during the quarter, accounting for a decrease of 80 basis points and offsetting a slight improvement in our first cross selling margin. Store occupancy cost increased 60 basis points as a percentage of sales.

The increase as a percentage of sales reflects the negative brick and mortar comparable store sales results and the reduction in the number of renegotiated leases compared to the prior year.
Outbound freight cost increased 30 basis points, due to increases in fuel costs as well as shipping and packaging costs associated with an increase in the e-commerce business.

And finally, central distribution cost increased 20 basis points as a percentage of sales, reflecting the decline in comparable store sales. Operating expenses for the quarter were $39.2 million or 24.1%
of sales as compared to $36.6 million or 24.5% of sales for the prior year quarter.

Operating expenses for the quarter included the year over year benefit of approximately $900,000 related to a positive change in our actuarial investment or estimate for workers’ comp and general liability self insurance reserves.

This benefit reduced the expense ratio by approximately 60 basis points for the quarter. Excluding the impact of this benefit, operating expenses increased $3.5 million versus the prior year quarter.
This increase in operating expenses, on a dollar basis, largely relates to the extra week included in the fourth quarter retail calendar for fiscal 2012.

We estimate that this extra week in operating expenses amounted to incremental expenses of just over $2 million, which negatively impacted the operating expense ratio for the quarter by approximately 10 basis points.

Excluding these factors, operating expenses were essentially flat as a percentage of sales. Corporate bonus accruals were lower, helping the expense ratio, while health insurance costs increased versus the higher year, continuing a trend of cost increases noted throughout fiscal 2012.

Depreciation and amortization increased $3.8 million or 2.4% of sales as compared to $3.5 million or 2.4% of sales in the fourth quarter of last year.
An increase in capital expenditures, including the capitalization of our new Oracle Retail Management System during October of 2012, led to the overall increase.
Operating income for the fourth quarter was $23.1 million or 14.2% of sales as compared to $24.1 million or 16.1% of sales in the prior year quarter.
Income tax expense was $8.8 million or 38.2% of pretax income versus expense of $8.9 million or 37.1% of pretax income recorded in the prior year quarter.
And net income for the quarter was $14.3 million or 82 cents per diluted share compared to net income of $15.2 million or 78 cents per diluted share in the prior year quarter.

Turning to the balance sheet and to the cash flow statement — inventories at February 2, 2013, were
$49.6 million as compared to $47.3 million in the prior year. Including e-commerce, this represents a
5% increase in total inventory versus the prior year.

E-commerce inventories have increased 44% over the prior year as the business continues to mature and our SKU count grows. For brick and mortar stores, we ended the year flat on a per store basis versus the prior year.

At the end of fiscal 2012, we had $67.8 million in cash on hand as compared to $83.1 million at the end of fiscal 2011.
During fiscal 2012, we completed a share repurchase authorization that was originally established in August 2011 by repurchasing 1.4 million shares of our common stock for a total of $16.6 million.
Additionally, we completed several major capital projects, namely, the implementation of our new merchandising system, as well as the construction of 42 new stores during the period.

Excluding the share repurchase activity, our cash balance has increased slightly during fiscal 2012 despite a period of heavy capital investment. No borrowings were outstanding under our revolving line of credit at the end of the year.

For the full year, cash flows from operations were $32.3 million as compared to $41.8 million in the prior year.

The decrease in cash flow from operations primarily relates to reduction in our overall performance, combined with a slight increase in working capital and an increase in income taxes paid during the year. Capital expenditures for the year were $31.4 million.

Of the total capital expenditures, $18.9 million of that related to new store construction; $6.5 million related to information technology projects and maintenance, which included the implementation of the new merchandising system; $3.2 million in improvements for store merchandise display fixtures and the reset and refreshing of many of our older, small locations; $1.1 million in improvements to our distribution center to support better workflow and additional space for e-commerce fulfillment; and the rest of it related to maintenance capital expenditures for stores, the DC and the corporate offices.

As we look ahead to the first quarter of 2013, we expect total sales to be in the range of $99 million to $101 million, reflecting an expected decline in comparable store sales of 3% to 5%, compared with net sales of $97.8 million and a comparable store sales decrease of 1.2% in the prior year quarter.

As I mentioned earlier, the shifts in the retail calendar for fiscal 2013 impact our quarterly comp guidance. Each quarter during fiscal 2013 starts one week later than the same quarter in fiscal 2012 due to the retail calendar for fiscal 2012 having 53 weeks versus the typical 52 weeks.

Inside the first quarter, this shift results in dropping a typically higher sales volume week from late
January and early February and replacing it with a lower sales volume week from late April and early
May.

Our guidance does contemplate this shift, which represents a negative impact of approximately 70 basis points. As we look across the balance of the year and the impact of the shift, it is most pronounced in the first quarter. For the remaining 3 quarters, the impact is negligible.

As we entered the first quarter, traffic trends had weakened from what we had experienced during the fourth quarter. Consistent with the reports from many retailers, we believe our customers were affected by the delay in income tax refunds, coupled with the impact of higher taxes and spiking fuel prices.

We have since seen business trends improve. However, we are not quite halfway through the quarter, and we are maintaining some caution in our guidance for the remainder of the quarter and the fiscal year.

Merchandise margins are running behind the pace of the prior year and are impacted by higher freight cost, which we anticipate will have a negative impact of approximately 100 basis points on the year over year first quarter merchandise margin comparison.

Operating expenses are expected to increase, as a percentage of sales, primarily reflecting a planned increase in marketing activity and the impact of the negative comparable store sales.
Earnings per share are expected to be in the range of 2 cents to 4 cents per diluted share as compared to 10 cents per share in the prior year quarter.

We expect to open one store and close seven stores during the quarter, and inventories at the end of the first quarter are expected to be up slightly versus the prior year in total, but down slightly on a per store basis.

For the full year of fiscal 2013, as it relates to store count and store growth, we expect to open 25 to 35 new stores and close ten to 15 stores, which implies unit growth of between 3% and 7% and square footage growth of between 9% — or 5%, excuse me, and 9%.

The store openings will be weighted toward the second and third quarters of the year, and the closings will be weighted toward the first half of their. Our top line expectations are for total sales in fiscal 2013 to increase by 5% to 7% over fiscal 2012.

Due to the movement in the retail calendar, this expectation for total sales growth reflects a comparison of 52 to 53 weeks. On a 52 week basis, this level of sales growth would imply a nominal decrease to a nominal increase in comparable store sales for the full year.

As far as our margin and expense assumptions go for fiscal 2013, we expect inbound freight cost to be higher on a year over year basis for the first half, with a moderation of the year over year impact as the year progresses and as costs stabilize.

While this year has gotten off to a slow start, we are optimistic about some of the specific initiatives in merchandising that are underway using our new systems capabilities to better manage aspects of our merchandise assortment. As a result, we expect merchandise margins to improve as the year progresses.

Tight expense control throughout the company will serve to offset increased expenses in marketing and
e-commerce, as well as the impact of targeted senior level hires to bolster our merchandising capabilities.

With a tax rate assumption of approximately 38-1/2% for the year, we expect earnings per share to be in the range of 70 cents to85 cents for fiscal 2013. From a cash flow standpoint, we expect to generate positive cash flow in 2013. We do not anticipate any usage of our line of credit during the year.

Capital expenditures are currently anticipated to range between $22 million and $25 million in 2013, before landlord construction allowances for new stores.
The midpoint of this range represents a reduction of 25% from fiscal 2012 due to fewer new store openings, as well as reduced spending in information technology in existing stores.

We currently estimate that approximately $13 million to $15 million of the total capital expenditures will relate to new stores, $4 million to $5 million will relate to information technology and with the balance of our capital expenditures relating to distribution center improvements and major store maintenance.

We will update this outlook each quarter throughout the year. And thank you and I’ll turn it over to Robert.
Robert Alderson:
Thanks, Mike and good morning, everyone. The fourth quarter results were largely as expected. As Mike noted, gross sales were up, comp sales were at the high end of the guidance range and earnings exceeded the guidance range, even excluding one time items in both periods.

The sales metrics for the quarter indicate that traffic decline was a key to fourth quarter performance, as it drove almost an equal transaction decline against an almost flat conversion percentage.

The combination of results that overall delivered a small average ticket — that overcame a small average ticket increase. Obviously, generating traffic gains is a concern and a focus point for management as it was for most of 2012.

A more compelling merchandise mix, effective marketing and a consistently positive store experience remain the basic factors in maintaining and gaining traffic. Our e-commerce business continued to show quarter over quarter sales gains as well as being profitable for the year.

But it is and will remain early-stage and a relatively small element of our business as it continues to build capability and momentum.

We are believers in the potential of continued growth and continued importance of this channel as a percentage of our total retail sales, as well as a need to develop this channel to be competitive in the sector.

We continue to be encouraged about Kirkland’s demonstrated potential in the online business and look forward to continued significant year over year growth in size of the business and revenue, as well as enhanced capability — or compatibility with our stores.

We’re partnering with proven vendors to better understand our potential reach into areas where we don’t have stores or are understored, and continue to work on third-party relationships to expand our offering and reach.

We’re very happy with the added insight provided into our merchandising mix, as this site continues to provide a significant testing opportunity.

During 2012, we reorganized and upgraded our distribution center equipment to allow growth of and more efficient e-commerce shipping activities, which favorably impacted fulfillment of fourth quarter orders.

We continue to work on our web platform to improve customer service and conversion and drive traffic to the site. We’re working with proven business partners to look forward and better understand, prioritize and expedite needs for revenue enhancement and business growth.

For example, of an imminent near term service add, we will add white-glove delivery of certain items direct to customers as part of our service offering during the first half of the year to augment our existing in store pickup of items that are difficult or too costly to ship by conventional means.

Merchandise continue to show mixed results during the quarter. A big difference maker in the fourth quarter is virtually always holiday, seasonal.
The category delivered a strong positive comp, but we had increased our seasonal inventory spend versus the prior year to take advantage of a perceived opportunity.
Increased promotional activity led to a miss of our gross margin percentage plan, but the move did drive some incremental gross margin dollars.

As Mike might noted above, the quarter was notable for the good performance in mirrors, fragrance, seasonal and housewares, but declines versus comp for art, decorative accessories, wall decor and furniture.

Our experience with impulse items and their in store location was not as favorable as hoped, so we are rethinking the price points, the composition of the merchandise mix and its in store positioning as we move forward.

Ornamental wall decor delivered significant improvement as we remix that focus category. Mike gave some color to our outlook for 2013. Many, but not all retailers, noticed some early 2013 impact from external sources.

Most notably, since the downturn in traffic and spending relate to federal income tax refund checks and higher taxes, while recent improvement in trends suggests that the effect seems to be somewhat short lived, it demonstrates the persistent fragility of customer confidence in spending activity.

Kirkland’s did experience a chilling effect on customer traffic and spending late in Q4 and early in Q1
2013 for our middle income customer. But business trends have improved nicely thus far in March, which is encouraging.

This — however, despite our recent trends and some mixed indicators of macro improvement, we believe it prudent to remain conservative in our outlook until both our business and the economic environment show sustained improvement.

We expect higher year over year inbound container costs during the first half of the year, but anticipate stabilization of container rates as the year progresses given the more moderate and recently stable price of oil.

The price of diesel and gasoline seems mired in the $4 plus range for diesel and near the same for consumer fuel. That won’t be helpful.
We’ve had a record stock market in recent weeks, but that’s not normally relevant to our typical customer, except as it affects the outlook and confidence and leads to noticeable job creation.

Housing has recently shown some improvement in number of unit sales, and especially unit values as inventory dwindles in some areas due to a lack of new home supply, which is helpful if indeed the trend.

Yet we are far from early 2000 levels and the scope of the economic benefit from a good to robust housing market in creating jobs and generating tax revenue.

Given the recent rise in taxes, the sequester, plus the inability of the Fed to provide more in the way of positive impetus, the slow economic growth seems to be the most likely scenario for all or most of
2013 absent new positive economic developments.

We’ve had recent news announcing stronger job creation. However, it’s a long way from a good month in job creation to a robust job market that would allow customers to relax about discretionary spending.

The effects of the Affordable Care Act on both jobs, quality of jobs and retail informant practices are just starting to evolve in retail service industries that are related to our business. However, choppy and uncertain, such an economic environment is not new to us.

We’ve experienced some variant of that since 2008. We clearly recognize that we have to produce a consistent and growing business in any event.

We’ve invested heavily in the last 2-1/2 years in foundational work, such as system replacements and upgrades and consulting assistance for merchandising practices, seeking to realize more consistent sales performance and better product margins.

As a result, we made recent changes in the composition of our merchandising mix to establish a stronger core product business and pull back just a bit on fashion or defining items. They are typically new to market.

We still do not hesitate to add new items or groups of merchandise and to try to be early followers of emerging but discernible merchandise trends. We will test much more and endeavor to stay within the style band of our customer and edit our SKUs rigorously.

We do expect improvement in merchandise performance over the next several quarters.

To that end, and the best leverage that effort in spent, we’re well into critical high level searches for merchandising executives and senior leadership that will leverage our investments, our existing talented team and the loyal customer base that we have at Kirkland.

In past reports, I have noted the efforts we have initiated in marketing to help us to be relevant in our large strip center locations.

We are now in the testing phase in seven markets over the next four to five months, concerning the viability of additional marketing analyst for the Kirkland’s message, such as TV, direct mail and newspaper, as well as looking at new ways to add to and leverage our email database, our social media bases and overall online presence.

We hope to craft and build not only a larger database of customers, but one that features industry leading retention and features more data driven and personalized messaging.

Kirkland’s value proposition is certainly relevant, but we operate in a crowded and competent sector that competes for customers wielding established national brands in multiple, highly tested and established marketing outlets. Our goal is the ability to contend customers more effectively and efficiently.

And now that we have the technological base to drive and organize customer data acquisition and attribution, we intend to implement our CRM loyalty program within this retail year, which will give us additional opportunities to communicate with qualified customers in the most effective and appealing way.

Our 2012 real estate year was productive. But for a variety of reasons, our new store group was late in opening. We opened and closed a lot of stores, as Mike noted. That aside, the real problem was that we opened 1seven stores in the fourth quarter, an unintended result.

That won’t happen in 2013 and beyond. Such openings may be near term profitable. In some cases, the delay is unavailable due to circumstances beyond the control of Kirkland’s and the landlord. Late openings are clearly distracting to our store management at every level.

In fact, opening stores in the fourth quarter applies undue pressure in every discipline within the company. Staffing stores correctly and confidently is difficult at that point in the retail cycle as that effort competes with seasonal hiring.

So going forward, we will endeavor to totally avoid Q4 openings absent the most unusual circumstances, which may have the effect of cutting the number of stores we opened this year by deferring them to
2014. A question has been asked: Why continue to open new stores at all?

For us, new stores generally ramp-up quickly and virtually, all become profitable in the fiscal year they open. Our CAPEX burden of opening new stores actually is smaller when coupled with the contribution from the landlord.

Most importantly, we don’t open stores unless we believe in the economic deal store location and venue and the market. The pace of mall replacement, store openings should slow in the next few years.

So generating net growth with fewer opening should allow us to deliver a very reasonable rate of growth and better serve and support both existing and new markets, all having little impact on day to day operations or the important fourth quarter.

Concurrent with our earnings release, earlier today we also announced that I had advised our board of my intention to retire at the end of the current fiscal year, approximately February 1, 2014. I intend to be fully engaged in my current role until that time and we found a mutually suitable replacement.

I will be a part of that search as CEO and a board member. Within this time frame, our board, while having an appropriate sense of urgency, has ample time to complete the transition. But I will adjust my tenure as necessary to the timeline that develops.

Internally, we will absolutely not tread water and will move forward aggressively to address all problems and opportunities. As we consider the future of Kirkland’s, we will be prudent and focused in how we approach this transition. The question might be ask, why or why now?

It’s really simple. I will be 67 at the end of this fiscal year. It’s not about health. I feel great.
But I personally believe it’s the right time in a company continuum to reset the leadership and put a new phase on our company.

I came in Kirkland’s when the company had less than 20 stores with a five year commitment and have stayed for 27 years performing on a variety of roles.

Since 2008, after a period of risk for our company, our team has accomplished many goals, including rebuilding the financial integrity of the company with a sound balance sheet, operating with no debt, generating and maintaining a substantial cash balance and strong annual earnings.

We’ve regenerated our store base and replaced our systems. The company is sound in every way, and our very capable management and merchandising teams will continue to work on changing the trajectory of our top line metrics. I look forward to these next few quarters and our response to those challenges.

As always, thank you very much for your interest in the company and joining us on the call today. Operator, we’re happy to take questions.
Operator:
Ladies and gentlemen if you’d like to register for a question please press 1 followed by the 4 on your telephone. You will hear a three toned prompt to acknowledge your request. If your question has already been answered and you’d like to withdraw your registration you may press 1 followed by the 3.

If you are using a speakerphone please lift your handset before entering your request. One moment please for our first question. Our first question comes from the line of Anthony Lebiedzinski with
Sidoti Capital. Please proceed with your question.

Anthony Lebiedzinski:Good morning. You know, first, I wanted to ask, in regards to your comments about March improvement versus
February, I was wondering if you guys could quantify that just so we could get some more detail about that, please.
Robert Alderson:	Well, we’re halfway into March almost, tomorrow, I guess. And we are running better than our guidance, which is nice. And we hope it’s sustained.
And if it is, that would be wonderful and we’ll indicate and validate a lot of the things that we’ve been doing to our merchandise mix to generate that kind of improvement.
Anthony Lebiedzinski:Okay. And can you just talk about what have you learned from the new Oracle system? What kind of tools do you have now that you didn’t have before?
Michael Madden:
Sure, Anthony. It’s Mike. We, as you know, I think, we implemented the foundational piece of the system, which is really inventory tracking, purchase order management, SKU setup, all of the basic functionality in October that went live.

So we are currently availing ourselves of the added data points that go in this SKU setup primarily.
And it allows us to slice the assortment in a way that we were — it was very difficult to do prior to.
So right now, our focus is really looking at our assortment.

We’ve referred to the term core merchandise assortment in our scripted comments, and that really is speaking to items that are more — we’re more concerned with in stock levels on and wanted to make sure every store is pushing those key items.

And we’re able to identify that better and plan for that slice of the assortment using our new tools and attributing that Oracle gives us.

As we move forward, the addition to the system in the way of location planning, assortment planning, overall item planning, allocation and replenishment techniques that we’re in the midst of that implementation this year that we’re referring to internally is kind of a Phase 2.

So that gives you a little overlay of what we’re in the midst of with Oracle.
Anthony Lebiedzinski:Okay. And then lastly, with your comments about the merchandising personnel, how many people are you looking to hire? Or can you give us a sort of — some more details about that, as expected timing?
Robert Alderson:
You know, it’s too fluid right now I think to say with any certainty except to say that we’re deeply into it. And that we’ll announce as soon as we have something that we can say that we, you know, it’s happened.

So if you’ll let us pass on that for the moment, we’ll answer you as soon as possible with an announcement.
Anthony Lebiedzinski:Okay, well thank you very much.
Robert Alderson:	Thank you. We appreciate you being on the call.
Operator:	Our next question comes from the line of Brad Thomas with KeyBanc Capital Markets.
Brad Thomas:	Thanks. Good morning Robert. Good morning Mike. And Robert, all the best as you enter your last year here with the company.
Robert Alderson:	Well, thanks. I really appreciate that.
Brad Thomas:
And good to hear that you’re in good health and everything after being away from the company briefly during the holidays. I wanted to first ask just a follow up question about, you know, upgrading the merchandising team.

Obviously, it would seem like there’s a lot of opportunity for you with new systems in place. Can you just tell us how that gets connected into the search for a new CEO? And, you know, do you want to hold off until you have a better sense of who’s going to take the reins from you?

You know, how are you and the board thinking about that — that process?
Robert Alderson:
Well, that’s a little hard for me to answer, Brad. I really haven’t talked to the board about my situation yet. I’ve told them, you know, given them a heads up on it. And we have a board meeting next week, and I’m sure we’ll talk about it in some detail.

I think those two things can be part of the same or they could be totally separate. Right now I don’t think we’re prepared to say the — certainly, the emphasis as we look will be on product experience, product awareness, merchandising aptitude and ability.

And, you know, the issue here is that we have a great team, some very qualified people who do a great job and have a lot of talent. We just don’t have enough of them to deal with as much information and as much of the demand that the marketplace requires today.

So they need some assistance, and it’s really about adding. It’s not about subtraction. It is about adding.

So we’d like to think about having a very cohesive message between how we plan, how we buy, how we deliver a marketing message and how we treat that merchandise in the store as — in terms of positioning and what we say about it and how we deal with the customer about it.

So it’s a very integrated thing that we’re trying to accomplish here.
Brad Thomas:
Got you. And that’s helpful. And in terms of the comp outlook, the guidance for the full year, obviously, you know, a nominal decrease to a nominal increase, which would imply an improvement through the course of the year given that your comp outlook is more negative for the first quarter.

You know, can you just maybe talk a little bit about what those drivers should be for the comp improvement? Is it really just leveraging this new Oracle system? Is it other marketing things that you can do? What do you think the biggest drivers would be of that improvement?

Michael Madden:
Well, I think a big part of it is the systems but I would phrase that in a way to say it connects our processes internally. I mean, the system by itself, you know, does a lot of things but it doesn’t necessarily drive comp sales as directly as people like to assign that.

We’ve got — as a result of implementing Oracle it was a much more broad project that really required us to look at how we do things and how we do things has improved. The way we’re managing key items within our assortment is going to be better.

And I think that’s going to help our comps as we progress through the year and as we look at our assortment in different ways. So I think that’s a big part of it, Brad. We’re also doing marketing testing. Now this is — we’re — this is a test. We’re hitting seven markets over the next two quarters.

And we’re going to learn a lot from that test because the test is not just one thing, it’s several things. And we’re measuring it as we go and we’re going to have a lot to talk about there when we come out of the second quarter. And that may drive some decisions we make for the back half.

But until we get there I think it’s a little early to assign marketing to the whole chain because we are in a test mode.
Brad Thomas:
Got you. And just one last one on the balance sheet — obviously, at the end of the year, the company has a very robust cash balance that’s, you know, over a third of the market cap of the company by our calculation. Can you just give us an update on thinking of uses of the cash?

And do you think that maybe that gets on hold — goes on hold while we enter this transition phase at the CEO position?
Michael Madden:	Yeah. I think we’re always evaluating it, Brad. Certainly, we’re on hold for the moment. We have a lot on our plates. And our CAPEX spend this year is, as we indicated, is going to be a little less.
So it’s certainly a good problem to have and one that we will be constantly evaluating with our board over the next few quarters.
Brad Thomas:	Very helpful. Thanks guys.
Operator:	Our next question comes from the line of Joan Storms from Wedbush Securities. Please proceed with your question.
Joan Storms:	Hi. Good morning everybody. Can you hear me?
Robert Alderson:	Good morning. Yes. We can.
Joan Storms:
Good. Thank you. I wanted to ask about the spring assortment. I think it looks pretty good. I wanted to ask, like, what positive changes you might see year over year? And especially last year, you had added some incremental Easter assortments, and how you’re thinking about Easter this year.

And also, from the Easter perspective of with the shorter season this year, how that might be impacting your comp guidance for Q1.
Robert Alderson:
Well, we do have an early Easter, and so that product hit the floor a bit earlier than last year. But we saw — you very aptly noted that we saw an opportunity last year with Easter merchandise. So we leveraged that a bunch this year. We brought about 80% to 85% more inventory.

And so far, it’s been a very, very nice success. And we’re very pleased with how that product has performed, and it’s been a nice part of what’s happened during the month of March. So Easter, good.

The early — the spring merchandise is, I think Mike or I mentioned in our remarks earlier, I think reflects more — a greater percentage of core merchandise. Those are proven sellers that we recognize that we have continued opportunity to sell.

And so we have some key item opportunities there and some consistent sales results, which should be very helpful for us in the quarter. We also learned a lot about some of the trends in merchandising.

For example, coastal and distressed and other things last year with our mix and I think we have leveraged the learnings that we had last year. We probably will do a lot less with some of the outdoor furniture items than we did last year.

So you’ll see a little bit of difference there, and I think you’ll see a better organization within the store of the key things that we’re trying to do as we continue to implement shop concepts within our store display directions.

So we think we have a great mix for the spring and, you know, we like how it’s working right now.
Joan Storms:	Okay. And then also, I recall, I mean, last year you had tested a catalog (class), I guess magalog, and you were a little disappointed with that.
And I believe you’re doing something sort of similar this year, so I was wondering how you’re thinking about that and how that’s working or what you might have learned from last year?
Michael Madden:	Well.
Robert Alderson:	Go ahead.
Michael Madden:	Well, we’re not doing that. Again, Joan, we had too many catalogs, I would say, that dropped last year, Q1, Q2.

This year, we are replacing it with — we’re going to continue to do the online piece to that because that was — we had some good results from that and had a lot of interaction with stores on that. So that piece is staying intact.

But the spend has shifted more to this media test, which the media test encompasses, you know, four to five months and hit seven different markets through a variety of outlets: TV, mail, newspaper, online.
And that’s the main initiative for the first half in marketing.

Joan Storms:	Okay, that’s great. Thank you very much.
Operator:	Our next question comes from the line of Neely Tamminga with Piper Jaffray.
Neely Tamminga:	Great, thank you. And Robert, you will certainly be missed but I’m glad we have a whole year for the farewell tour, okay? So.
Robert Alderson:	Well, see you in June. How’s that?
Neely Tamminga:	Yes, sir. We’ll celebrate. We’ll celebrate. So I do have a couple of questions in terms of contextualizing. You guys have so many irons in the fire, and they’re all really good irons.

Could you help us, in the financial community, really better understand, you know, how you kind of rank the relative importance in terms of, you know, down to the bottom line or improving overall process flow, some of the strategic initiatives that you have in place?

Maybe thinking about it first on the 2013 kind of near term basis and then, you know, three years from now, you know, what are you doing right now that’s getting you really excited about even three years from now? Then I have some follow ups.

Michael Madden:
Well, I’ll start, Neely, and that’s a pretty involved question. We’ll try to address it for you. I mean, one of the big initiatives right now is certainly our merchandising systems and the implementation and leveraging of that investment, and that continues.

We continue to add things that I think will help us down the road. And that’s both a near and long term project. I think we’ll see some improvements this year and that will just magnify as we get into ’14,
’15, ’16 because we continue to layer in additional capabilities. So that is.

Neely Tamminga:
Mike, can I just pause you there, because I think I totally agree with you. I’m just wondering if you guys could actually contextualize that though. You know, is this like 50 basis points that you would anticipate to see as a benefit from that?

I mean, clearly, you guys have probably done some sort of return metrics internally. I’m just wondering.
Michael Madden:	Sure.
Neely Tamminga:	...if you’re willing to share how big that might be.
Michael Madden:
Well, that’s, you know, I mean that is a very difficult number to pin down, and I wouldn’t want to, you know, commit to one here. But, you know, I think it can be — I mean, I think it can be, over a longer period of time, you know, a couple of 100 basis points, not 50.

These are major changes in the way we process and work through our merchandise assortment and that are long lasting and have a big effect. So these are not minor improvements that we expect of the leveraging of the technology.

But that’s — so that’s a major one. The CRM and loyalty project that we have underway for this year is we view is very important. We don’t have enough intelligence to — as we sit here today, about our customer and their shopping habits.

We know about our customers’ demographics, and we surveyed that, you know, many times. But what we don’t understand as well is how they shop when they’re in the store and what they buy with other things and how they act.

And that’s what CRM capabilities will do for us and we look to that as a way to improve the frequency of visit as well as the amount they spend when they come in the store. And the loyalty program is just a part of that. So we have the technology, the information.

We use that through the loyalty program to reach customers and segments. The segmentation is a big part of this to, you know, understand which groups of customers behave in different ways and how to talk to them.

So a major initiative this year and I think the benefits, you know, hopefully we get some of that this fall when we get it implemented. But I think really ’14, ’15, you’re talking about big impact.
Neely Tamminga:	And so just to — may I just follow up a question on that specifically?
Michael Madden:	Yes.
Neely Tamminga:
That’s been much more like you’re aiming towards more customization overall, like, down to the people/person level, that you’d be able to kind of directly communicate based on her behavior back to her. Is that what I’m hearing specifically?

Michael Madden:	Absolutely.
Neely Tamminga:	Is that right?
Michael Madden:	I mean, we’re already trying to do — yes. I mean, definitely. We’re already trying to do some of that and are doing some of that with our email database.

We try to segment, and we do that where we can with that 3 million plus audience that we have and we do that through dynamic content where we speak to that particular customer differently. But that just gets more robust once you add the data that CRM brings to the table.

And that will affect email and really the way we speak to customers generally. E-commerce, I mean, I wouldn’t want to not answer a part of your question with that. That’s a major initiative. Robert touched on a lot of that. Multi, you know, omnichannel is the word.

You know, we need to connect the online presence with the stores better. And that’s technology improvement and that’s how we speak to those customers as well.

I mean, that — the customer needs to be able to do the things they want to do how they want to do it.
And we’re doing that through, you know, improving our platform, improving our messaging through our SEM and SEO activities.

And we’re also investing in the search and navigation components of the site this year in a big way so that we can improve our conversion. But that’s a big part of the future, so we are really focused in
e-commerce.

Neely Tamminga:
And that was my second question, and so I won’t monopolize here, but I just have one more follow up to the e-commerce digital strategy. I believe you guys have an iPhone app, but I don’t think you yet have an iPad app, at least one that I can seem to find on the Apple Store.

Is that accurate? And would there — would 2013 possibly bring that? Because I’m assuming mobile could be a pretty big driver for future e-commerce sales as well for you guys.
Michael Madden:
We have an iPhone app and you’re correct, we do not have an iPad app at the moment. But those are things that we are considering amongst others to continue to reach that mobile audience. Mobile is a big part of the e-comm strategy.

Neely Tamminga:	Okay. Great, thanks. Good luck you guys.
Michael Madden:	Thank you.
Operator:
Ladies and gentlemen, as a reminder, to register for a question you may press 1 followed by the 4 on your telephone. Our next question comes from the line of Matt Dhane with Tieton Capital Management.
Please proceed with your question.

Matthew Dhane:	Thank you. I was curious — what are you seeing as the impact of the updated fixtures in your stores, as well as the in store merchandising changes to date?
Robert Alderson:
It’s really hard to say, “Hey, we’re seeing this. We’re seeing that.” We think we have a better organized, more appealing store, and that suggest benefits to both customers and how they shop the store and what their expectations are when they think about going and actually entered the store, and that is more appealing.

And then it also, in terms of some amount of certainty and repetitive behavior, it helps our associates deal with replenishing floors and understanding how to put things together and about adjacencies and general locations.

It also helps us with respect to locating promotional goods in the most effective manner and in the most effective place, whether it’s — whether they happen to be markdown promotions, are there are a new product or event promotions, it certainly makes that easier.

So I think it’s about making the store more appealing and more shoppable. And that’s what we’re trying to do from the window and the door, all the way to the back room.
Matthew Dhane:
And I probably should have led off with the question, of what percentage of your store base currently has those changes? Or is that the level, whether its fixtures and merchandising changes, that you would like them to be at this point in time?

Michael Madden:
I’m going to give a round answer to that, probably about 2/3. I mean, there are some older format stores that we did not want to reinvest too heavily in because of future real estate planning. I don’t think we’re all the way there yet.

And we’ve got some things that we want to do, particularly, you know, in showing wall decor and furniture, which are a growing part of our assortment, that really need a little bit more attention on the floor and prominence.

And we can accomplish some of that through investing in some fixturing in the store. And we’re — that’s a work in progress, but I’d say about 2/3.
Robert Alderson:
And I think we’ve had a recent and very positive experience with grouping lamps and mirrors together in the store in a very positive way, which has been a significant add to sales for both of those categories.

So I think we continue to learn as we experiment, first, usually in larger square footage stores and then take those learnings down with respect to fixtures and location of merchandise and the adjacency of merchandise.

Matthew Dhane:	Okay. And final question — what product category do you believe you have the greatest opportunity going forward here with?
Robert Alderson:
I think it’s in the core of the business in furniture, decorative accessories. Our art business is always large and it’s always strong. And so we continue to have a great opportunity on the wall. I like what we’re doing right now in gifts and accessories and items of interest for women.

I think it will be a bigger part of our business this year. It will be better organized, better shown and better constructed in terms of the composition by price point and by particular item. And so I’m kind of excited about what that means for our business as we continue to learn and to do that business better.

I think housewares is a big opportunity for us that we have not fully exploited in the last few years.

And I think there are pieces of that business that we can add now that we have larger square footage stores and can represent a really big opportunity for us. I think the seasonal business continues to be very strong for Kirkland’s.

And as we look at the overall calendar for seasonal opportunities and focus on a very limited SKU set but a very hard — a SKU set that we’ve worked at very hard to make sure we have fresh new items that are — that hit the price points and the style band of the customer, represents a continuing opportunity that we can continue to grow.

I don’t think we’re done in either Christmas or Halloween, harvest or Easter or any of the other more limited seasonal times during the year.
Matthew Dhane:	Great. Thank you both.
Michael Madden:	Thank you.
Robert Alderson:	Thank you.
Operator:	Our next question comes from the line of David Magee with SunTrust. Please proceed with your question.
David Magee:	Yeah, hi guys. Good morning. Robert, welcome back, and I’m glad we got you for another year.
Robert Alderson:
Well thanks. I’m glad to be back, and I look forward to the year. I’m excited about it. And we have some other things to do during this year, but, you know, my goal is for this place to be absolutely perfect when I leave, and that’s what I want to happen.

And we’re going to work to that end together to make sure it does.
David Magee:
Sounds good. Mike, I was curious what you’re thinking about store economics going forward or based on what you saw in 2012, 2011 with those classes of stores. Have you made any tweaks in terms of your assumptions going forward with new stores?

Michael Madden:
Yeah. I would point out one maybe that I think is, given what we saw this year, I think the build-out cost is a little higher than it has been coming in. I think that has something to do with, you know, being in different geographies.

In California it costs a little bit more to build the store and in some of the Midwestern markets and then up into the Northeastern or mid-Atlantic areas we see some of that. So I think if you see us tweak anything, it’s going to be on the upfront costs.

Now this is not a very significant move I’m describing. It’s a — I think we’re still seeing the same kind of initial sales volumes, same profitability levels.

We’re just going up against a little bit heavier upfront investment that may kind of make a year on — a first year return move from, say, a little over 100% to 90% or so. Inventory investment is about the same, maybe even slightly less the way we’re managing the inventory.

So that’s the one I would call out, David.
David Magee:	But in those types of markets, which are more expensive, do you expect the returns or the top line productivity over time to be higher?
Michael Madden:	Yes.
David Magee:
As well? Okay. The other question I have has to do with just the conversion. You know, it was down slightly in the fourth quarter. But that’s — if I recall correctly, that’s still an improvement sequentially, is it not?

Michael Madden:	It is. Yes.
Robert Alderson:	Yes.
David Magee:	In the year, okay? But at the same time, I guess, traffic has gotten maybe a little worse than it was in the first half of 2012?
Michael Madden:	It was — in the fourth quarter, it has gotten worse. But in the very recent past here in March, we’ve seen traffic get a little better. So.
David Magee:	Okay, good. Well good luck guys. I thank you.
Robert Alderson:	Thank you David.
Operator:	Mr. Alderson, there are no further questions at this time. I will now turn the call back over to you.
Robert Alderson:	Well, we appreciate everyone being on the call today and we look forward to reporting to you on the next quarter. Thank you very much.
Operator:	Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation, and ask that you please disconnect your lines.

END